UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2011 (December 20, 2011)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information required by Item 1.01 related to the new mortgage loan described below under Item 2.03 is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets

On December 20, 2011, Behringer Harvard Opportunity REIT II, Inc., a Maryland corporation (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through a joint venture (the “Arbors Joint Venture”) with Harbor Town Apartments, an unaffiliated third party, acquired a 345-unit garden style multifamily community currently known as Arbors Harbor Town Apartments (“Arbors Harbor Town”) located in Memphis, Tennessee from Arbors of Harbor Town Joint Venture, an unaffiliated third party.  The purchase price for Arbors Harbor Town, excluding closing costs, was $31.5 million, of which $5.5 million was paid in cash and the remaining $26 million was provided by a mortgage loan from Red Mortgage Capital, LLC, an unaffiliated third party, as lender (the “Loan,” described further in Item 2.03 below).  The cash consideration paid for our 94% interest was approximately $5.2 million, excluding closing costs, which we funded with proceeds from our initial public offering of common stock.

Arbors Harbor Town is situated on approximately 14.7 acres and features three swimming pools, lighted tennis courts, and a 24-hour fitness facility.  The property, which was constructed in 1991, contains approximately 335,000 square feet of rental area and has an average unit size of approximately 960 square feet.  Arbors Harbor Town was approximately 96% leased as of December 19, 2011.

We believe that Arbors Harbor Town is suitable for its intended purpose and adequately covered by insurance.  We intend to make approximately $2.6 million of interior and exterior improvements to the property.  We expect to fund these renovations and improvements with proceeds from the Loan and our public offerings of common stock.  Arbors Harbor Town is located in a submarket where there are a number of comparable properties that might compete with it.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2011, the Arbors Joint Venture entered into the Loan for $26 million.  The Loan is secured by the assets of Arbors Harbor Town, including the land, fixtures, improvements, contracts, leases, rents, and reserves.  The Loan is non-recourse to us.

The Loan bears interest at a fixed annual rate of 3.985%, and requires monthly interest payments during the first 24 months and both a monthly principal and interest payments thereafter, with any unpaid principal and interest due on the maturity date of January 1, 2019.  The Loan may be prepaid in its entirety, provided that if prepayment is made prior to December 31, 2016, a prepayment premium is required.

Item 8.01	Other Events.

On December 20, 2011 we sold a corporate headquarters and industrial warehouse facility containing approximately 231,000 square feet situated on an 11 acre site located in Ontario, California (“Archibald Business Center”) in which we owned an 80% interest.  The contract sales price for Archibald Business Center was $15 million.  A portion of the proceeds from the sale were used to fully satisfy the outstanding indebtedness on the property of $6.1 million.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Because it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that the required financial statements will be filed on or before February 24, 2012, by amendment to the Form 8-K filed on December 16, 2011, which date is within the period allowed to file such an amendment.

(b) Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: December 27, 2011	By:	/s/ Terri Warren Reynolds
Terri Warren Reynolds
Senior Vice President - Legal, General Counsel & Secretary